ABERCROMBIE & FITCH CO. REPORTS FIRST QUARTER RESULTS

•	Net sales increased 11%, driven by comparable sales and foreign currency benefits

•	Comparable sales increased 5%, with Hollister up 6% and Abercrombie up 3%

•	Gross margin expanded to 60.5%, up 20 basis points from last year

•	Continued operating expense discipline, with 460 basis points of leverage

New Albany, Ohio, June 1, 2018: Abercrombie & Fitch Co. (NYSE: ANF) today reported GAAP net loss per diluted share of $0.62 for the first quarter ended May 5, 2018, compared to GAAP net loss per diluted share of $0.91 for the first quarter ended April 29, 2017. Excluding certain items this year, the company reported adjusted non-GAAP net loss per diluted share of $0.56 for the quarter. Year-over-year changes in foreign currency exchange rates, net of hedging, was a benefit of approximately $0.03 per diluted share.

Net Loss Per Diluted Share Summary
	2018	2017
GAAP	$(0.62)	$(0.91)
Excluded Items (1)	(0.06)	—
Adjusted Non-GAAP	$(0.56)	$(0.91)

(1)	Excluded Items consist of certain legal charges, net of tax effect, in connection with a proposed settlement of a class action claim related to alleged wage and hour practices.

A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release.

Fran Horowitz, Chief Executive Officer, said:

"We are pleased with our performance across all brands, with the consistent execution of our playbooks delivering a solid quarter of sales growth, and bottom-line improvement. Results exceeded our expectations driven by a 5% increase in comparable sales, gross margin expansion, and 460 basis points of expense leverage. Hollister continued to drive strong sales growth across channels and geographies and Abercrombie built momentum with another quarter of positive comparable sales led by strength in North America.

Our efforts are focused on transforming our operating model to deliver an improved customer experience, with strategic investments in omnichannel experience, marketing, and tools and technology to strengthen our execution and customer engagement. We are off to a strong start in 2018 and we are committed to delivering top and bottom line growth, as we work towards our goal of being a leading global omnichannel apparel retailer."

First Quarter Sales

Net sales were $730.9 million, up 11% from last year, with comparable sales up 5%. Changes in foreign currency exchange rates and the calendar shift resulting from the 53rd week in fiscal 2017 benefited first quarter net sales by approximately 4% and 1%, respectively, which do not impact comparable sales.

Fiscal 2018 Comparable Sales Summary (1)
Brand		Geography
	First Quarter		First Quarter
Hollister	6%	United States	8%
Abercrombie (2)	3%	International	0%
Total Company	5%	Total Company	5%

(1)
Comparable sales are calculated on a constant currency basis. Due to the calendar shift resulting from the 53rd week in fiscal 2017, comparable sales for the 13 weeks ended May 5, 2018 are compared to the 13 weeks ended May 6, 2017.

(2)	Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

By brand, net sales increased 13% to $423.6 million for Hollister and increased 7% to $307.3 million for Abercrombie from last year.

By geography, net sales increased 10% to $449.1 million in the U.S. and increased 12% to $281.8 million in international markets from last year.

Direct-to-consumer net sales increased 14% to $200.7 million from last year and were approximately 27% of total net sales for the quarter.

Additional First Quarter Results

The gross profit rate was 60.5%, up 20 basis points from last year, and approximately flat on a constant currency basis, net of hedging.

Stores and distribution expense was $361.2 million, up from $359.9 million last year, as expense reductions were more than offset by changes in foreign currency exchange rates, volume-related expenses from higher sales and lease termination charges of $3.9 million related to the A&F flagship store in Copenhagen.

Marketing, general and administrative expense was $124.9 million, up from $109.9 million last year. Excluding certain legal charges of $5.6 million this year, adjusted non-GAAP marketing, general and administrative expense increased $9.4 million, primarily driven by higher marketing and performance-based compensation expenses.

Net other operating income was $2.6 million, compared to $1.7 million last year, primarily related to foreign currency gains.

Operating loss was $42.2 million, compared to a loss of $69.9 million last year. Excluding certain legal charges this year, adjusted non-GAAP operating loss was $36.6 million.

The effective tax rate was 8%, as tax benefits of $12.0 million on a pre-tax loss of $45.2 million were reduced by discrete non-cash income tax charges of $8.2 million related to a change in share-based compensation accounting standards that went into effect in fiscal 2017. Excluding the tax effect of certain legal charges, the adjusted non-GAAP effective tax rate was 5%.

Net loss attributable to Abercrombie & Fitch Co. was $42.5 million, compared to a loss of $61.7 million last year. Excluding the after-tax effect of certain legal charges, adjusted non-GAAP net loss attributable to Abercrombie & Fitch Co. was $38.4 million.

Cash, Inventory and Borrowings

The company ended the first quarter with $592.0 million in cash and cash equivalents, and gross borrowings under the company's term loan agreement of $253.3 million, compared to $421.4 million in cash and cash equivalents and $268.3 million of gross borrowings last year.

The company ended the first quarter with $405.1 million in inventory, an increase of 2% over last year.

Other Developments

As previously announced, on May 22, 2018, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on June 18, 2018 to stockholders of record at the close of business on June 8, 2018.

In addition, the company repurchased approximately 0.8 million shares of its Class A Common Stock at an aggregate cost of approximately $19 million during the first quarter. As of May 5, 2018, the company had approximately 5.7 million shares remaining available for purchase under its publicly announced stock repurchase authorization.

Outlook

For fiscal 2018, the company now expects:

•	Comparable sales to be up in the range of 2% to 4%

•	Net sales to be up in the range of 2% to 4%, with net sales in the second quarter to be up high-single digits, including benefits from changes in foreign currency exchange rates and the calendar shift

–
Changes in foreign currency exchange rates to benefit net sales by approximately $50 million, including approximately $25 million in the first quarter, and operating income by approximately $15 million

–
The calendar shift and the loss of fiscal 2017's 53rd week to adversely impact net sales by approximately $40 million, with benefits to first quarter and second quarter net sales of approximately $10 million and $30 million, respectively, to be more than offset by adverse impacts to third quarter and fourth quarter net sales of approximately $20 million and $60 million, respectively

•	A gross profit rate up slightly from the fiscal 2017 rate of 59.7%

•
GAAP operating expense, including certain legal charges of $5.6 million, lease termination charges of $3.9 million and volume-related expenses from higher sales, to be up approximately 2% from fiscal 2017 adjusted operating expense of $2 billion. For the second quarter, operating expense are expected to be up mid-single digits from fiscal 2017 adjusted operating expense of $479 million

•	A weighted average fully-diluted share count of approximately 70 million shares, excluding the effect of potential share buybacks

For fiscal 2018, the company expects the full year effective tax rate to be in the mid-30s, including discrete non-cash income tax charges of approximately $9 million related to share-based compensation accounting standards that went into effect in fiscal 2017, of which approximately $8 million was recognized during the first quarter. For the remainder of the year, the company expects the effective tax rate to be in the mid-to-upper 20s.

The company is now targeting capital expenditures to be in the range of $135 million to $140 million for fiscal 2018. Capital expenditures are expected to include approximately $85 million for store updates and new stores and between $50 million to $55 million for direct-to-consumer and omnichannel investments, information technology and other projects.

The company plans to open 22 full-price stores in fiscal 2018, including 13 Hollister and nine Abercrombie stores. In addition, the company anticipates closing up to 60 stores in the U.S. during the fiscal year through natural lease expirations.

Conference Call

Today at 8:30 AM, ET, the company will conduct a conference call. To listen to the conference call, dial (866) 548-4713 or go to corporate.abercrombie.com. The international call-in number is (323) 794-2093. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 6551030 or through corporate.abercrombie.com.

A presentation of first quarter results will be available in the "Investors" section at corporate.abercrombie.com at approximately 8:00 AM, ET, today.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F's Annual Report on Form 10-K for the fiscal year ended February 3, 2018, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2018 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; failure to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; the impact of war, acts of terrorism or civil unrest could have a material adverse effect on our operating results and financial condition; the expansion of our direct-to-consumer sales channels and omnichannel initiatives are significant components of our growth strategy, and the failure to successfully develop our position across all channels could have an adverse impact on our results of operations; our international growth strategy and ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; failure to successfully implement our strategic plans could have a negative impact on our growth and profitability; failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; changes in cost, availability and quality of raw materials, labor, transportation, and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; we rely on the experience and skills of our senior executive officers and associates, the loss of whom could have a material adverse effect on our business; extreme weather conditions, including natural disasters, pandemic disease and other unexpected events, could negatively impact our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, which could result in an interruption to our business and adversely affect our operating results; fluctuations in our tax obligations and effective tax rate may result in volatility in our results of operations; our litigation exposure could have a material adverse effect on our financial condition and results of operations; failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; changes in the regulatory or compliance landscape and compliance with changing regulations for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results; and, our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For over 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the 21 to 24-year old customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.
The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. The Company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Brian Logan	Ian Bailey
Abercrombie & Fitch	Abercrombie & Fitch
(614) 283-6877	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 5, 2018	% of Net Sales	April 29, 2017	% of Net Sales
Net sales	$730,899	100.0%	$661,099	100.0%
Cost of sales, exclusive of depreciation and amortization	288,554	39.5%	262,174	39.7%
Gross profit	442,345	60.5%	398,925	60.3%
Stores and distribution expense	361,155	49.4%	359,929	54.4%
Marketing, general and administrative expense	124,897	17.1%	109,893	16.6%
Asset impairment	1,056	0.1%	730	0.1%
Other operating income, net	(2,560)	(0.4)%	(1,686)	(0.3)%
Operating loss	(42,203)	(5.8)%	(69,941)	(10.6)%
Interest expense, net	3,018	0.4%	4,120	0.6%
Loss before taxes	(45,221)	(6.2)%	(74,061)	(11.2)%
Tax benefit	(3,713)	(0.5)%	(13,052)	(2.0)%
Net loss	(41,508)	(5.7)%	(61,009)	(9.2)%
Less: Net income attributable to noncontrolling interests	953	0.1%	691	0.1%
Net loss attributable to Abercrombie & Fitch Co.	$(42,461)	(5.8)%	$(61,700)	(9.3)%

Net loss per share attributable to Abercrombie & Fitch Co.:
Basic	$(0.62)		$(0.91)
Diluted	$(0.62)		$(0.91)

Weighted-average shares outstanding:
Basic	68,500		68,073
Diluted	68,500		68,073

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 5, 2018	February 3, 2018	April 29, 2017
ASSETS
Current assets:
Cash and equivalents	$591,960	$675,558	$421,441
Receivables	71,490	79,724	90,346
Inventories	405,107	424,393	398,750
Other current assets	100,789	84,863	91,565
Total current assets	1,169,346	1,264,538	1,002,102
Property and equipment, net	709,007	738,182	806,057
Other assets	331,861	322,972	349,806
TOTAL ASSETS	$2,210,214	$2,325,692	$2,157,965

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$166,577	$168,868	$147,531
Accrued expenses	261,659	308,601	248,915
Short-term portion of deferred lease credits	19,269	19,751	19,522
Income taxes payable	12,784	10,326	5,264
Total current liabilities	460,289	507,546	421,232
Long-term liabilities:
Long-term portion of deferred lease credits	$73,660	$75,648	$75,886
Long-term portion of borrowings, net	249,962	249,686	263,353
Leasehold financing obligations	48,955	50,653	47,120
Other liabilities	188,502	189,688	169,588
Total long-term liabilities	561,079	565,675	555,947
Total Abercrombie & Fitch Co. stockholders' equity	1,178,267	1,242,379	1,171,972
Noncontrolling interests	10,579	10,092	8,814
Total stockholders' equity	1,188,846	1,252,471	1,180,786
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,210,214	$2,325,692	$2,157,965

REPORTING AND USE OF GAAP AND NON-GAAP MEASURES
The company believes that each of the non-GAAP financial measures presented in this news release are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, and therefore supplement investors' understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company's performance and to develop expectations for future operating performance. The company also provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 27% tax rate. In addition, the company provides comparable sales, defined as the aggregate of: (1) year-over-year sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) year-over-year direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation. Due to the calendar shift in fiscal 2018, resulting from the 53rd week in fiscal 2017, comparable sales for the fiscal 2018 quarterly periods ended May 5, 2018, August 4, 2018, November 3, 2018 and February 2, 2019 are compared to the 13 weeks ended May 6, 2017, August 5, 2017, November 4, 2017 and February 3, 2018, respectively. The impact on net sales from the calendar shift, resulting from the loss of fiscal 2017's 53rd week, is the difference between net sales for the 13 weeks ended May 6, 2017, August 5, 2017, November 4, 2017 and February 3, 2018 and reported net sales for the fiscal quarters ended April 29, 2017, July 29, 2017, October 28, 2017 and February 3, 2018, respectively. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company's GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirteen Weeks Ended May 5, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Marketing, general and administrative expense (2)	$124,897	$5,600	$119,297
Operating loss	(42,203)	(5,600)	(36,603)
Loss before taxes	(45,221)	(5,600)	(39,621)
Tax benefit (3)	(3,713)	(1,541)	(2,172)
Net loss attributable to Abercrombie & Fitch Co.	$(42,461)	$(4,059)	$(38,402)

Net loss per diluted share attributable to Abercrombie & Fitch Co.	$(0.62)	$(0.06)	$(0.56)
Diluted weighted-average shares outstanding:	68,500		68,500

(1)	"GAAP" refers to accounting principles generally accepted in the United States of America.

(2)	Excluded Items consist of legal charges of $5.6 million in connection with a proposed settlement of a class action claim related to alleged wage and hour practices.

(3)	The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

Thirteen Weeks Ended May 5, 2018
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
February 3, 2018	394	144	285	45	679	189
New	1	—	—	—	1	—
Closed	—	—	—	—	—	—
May 5, 2018	395	144	285	45	680	189

(1)	Excludes six and five international franchise stores as of May 5, 2018 and February 3, 2018, respectively.

(2)	Includes Abercrombie & Fitch and abercrombie kids brands. Excludes six and four international franchise stores as of May 5, 2018 and February 3, 2018, respectively.